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                                                                     EXHIBIT 4.4

                                                               [AMENDED 5/13/04]

                                  AVANADE INC.

                            2000 STOCK INCENTIVE PLAN

                                  PLAN DOCUMENT

                     AS AMENDED AND RESTATED ON MAY 13, 2004


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TABLE OF CONTENTS

SECTION                                                              PAGE NUMBER
    1. Purpose                                                            1

    2. Definitions                                                        1

    3. Administration of Plan                                             3

    4. Shares Subject to Plan                                             4

    5. Eligibility                                                        5

    6. Awards                                                             5

    7. Option Exercise Price                                              5

    8. Exercise of Options                                                6

    9. Post-Termination Exercises                                         6

    10. Stock Awards                                                      6

    11. No Right to Continued Employment or Service Relationship          7

    12. Restrictions on Transferability                                   7

    13. Conditions Upon Issuance of Shares                                7

    14. Taxes                                                             7

    15. Adjustments Upon Changes in Capitalization and Merger             8

    16. Market Standoff                                                   9

    17. Termination of Employment Prior to a Trigger Event                9

    18. Repurchase Rights for Unvested Shares                            10

    19. Repurchase, First Refusal Rights and Put Rights                  10

    20. Amendment and Termination                                        11

    21. Consent of Optionee                                              11

    22. Optionees in Foreign Countries                                   11

    23. Choice of Law                                                    11

    24. Appendix Provisions                                              11

APPENDIX A                                                               11

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                                  AVANADE INC.

                            2000 STOCK INCENTIVE PLAN

1.    PURPOSE

The Avanade Inc. 2000 Stock Incentive Plan (the "Plan") is established to support the creation of value for the shareholders of Avanade Inc., a Washington corporation ( the "Company"). Its purposes are to attract and retain the best available personnel, align the interests of the Company's employees with those of shareholders, and to encourage employees to acquire an equity interest in the Company.

2.    DEFINITIONS

"AGREEMENT" means the document setting forth the terms and conditions of an Option or a Stock Award.

"ACCENTURE" means Accenture LLP, an Illinois limited liability partnership.

"BOARD" means the Company's Board of Directors.

"CODE" means the Internal Revenue Code of 1986, as amended.

"COMMON STOCK" means the Company's Common Stock, par value $0.0001 per share.

"COMPENSATION COMMITTEE" has the meaning set forth in Section 3.

"CORPORATE TRANSACTION" means (a) consummation of any merger or consolidation of the Company with or into another corporation or (b) consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company's outstanding securities or substantially all the Company's assets other than a transfer of the Company's assets to a Subsidiary.

"DISABILITY" means a mental or physical impairment of the Optionee that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Optionee to be unable, in the opinion of the Company and two independent physicians, one of whom is chosen by the Company, to perform his or her duties for the Company or a Subsidiary and to be engaged in any substantial gainful activity.

"EMPLOYEE" means the persons eligible to participate in the Plan, as set forth in Section 5.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

"FAIR MARKET VALUE," if Shares are listed on a stock exchange, will be the closing price per Share on the Grant Date or last prior date on which Shares traded. If not so listed, Fair Market Value will be determined in good faith by the Board or, if designated, the Compensation

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Committee on the basis of such considerations as the Board or the Compensation
Committee determines to be appropriate, and such determination will be conclusive and binding. At least semi-annually, the Board or, if designated, the Compensation Committee will determine the Fair Market Value of the Common Stock based on an independent third-party appraisal. An appraisal will be done following the close of the Company's fiscal year and will be based on financial data dated as of the end of the fiscal year and such other considerations as the Board or such Compensation Committee reasonably deems appropriate. The Plan Administrator will deliver written notice of such value to each Optionee within a reasonable period of time after such value has been determined (the "Year-End Valuation Notice"). Another appraisal will be done following the close of the second fiscal quarter of the Company's fiscal year and will be based on financial data dated as of the end of the second fiscal quarter and such other considerations as the Board or the Compensation Committee reasonably deems appropriate. The Plan Administrator will deliver written notice of such value to each Optionee within a reasonable period of time after such value has been determined (the "Six-Month Valuation Notice"). For purposes of determining the Fair Market Value of the Common Stock at the date of grant and or exercise of an Option that occurs at a time other than during a Semi-Annual Exercise Period, the Board or, if designated, the Compensation Committee, will take into consideration such factors as it reasonably deems appropriate.

"GRANT DATE" means the date on which the Plan Administrator completes the corporate action relating to the award and all conditions precedent to the award have been satisfied, provided that conditions to the exercisability or vesting of awards will not defer the Grant Date.

"INCENTIVE STOCK OPTION" means an Option to purchase Shares with the intention that it qualify as an "incentive stock option" as that term is defined in
Section 422 of the Code.

"MICROSOFT" means Microsoft Corporation, a Washington corporation.

"NONQUALIFIED STOCK OPTION" means an Option to purchase Shares other than an Incentive Stock Option.

"OPTION" means the right granted to an Optionee to purchase Shares granted under
Section 6.

"OPTIONEE" means the Employee to whom an Option has been granted.

"PARENT" means a current or future "parent corporation" as defined in Section 424 of the Code.

"PLAN ADMINISTRATOR" has the meaning set forth in Section 3.

"QUALIFIED IPO" means a firm commitment underwritten public offering of the Common Stock, pursuant to a registration statement filed under the Securities Act, in which the aggregate proceeds to the Company (before deduction of underwriters' discounts and commissions) equal or exceed $25,000,000 and the public offering price per share of which equals or exceeds $7.50 per share (before deduction of underwriters' discounts and commissions).

"RELATED PARTY TRANSACTION" means (i) a merger of the Company in which the holders of a majority of the voting power of all outstanding securities of the Company immediately prior to

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the merger hold at least a majority of the voting power of all outstanding securities of the Successor Corporation immediately after the merger, (ii) a mere reincorporation of the Company or (iii) a transaction undertaken for the sole purpose of creating a holding company.

"SECURITIES ACT" means the Securities Act of 1933, as amended.

"SEMI-ANNUAL EXERCISE PERIOD" means the two 30-day periods commencing each year on each of (a) the date the Plan Administrator delivers to Optionees the Year-End Valuation Notice and (b) the date the Plan Administrator delivers to Optionees the Six-Month Valuation Notice.

"SHARES" means the shares of Common Stock issuable under the Plan as described in Section 4.

"STOCK AWARD" means an award of Common Stock or units denominated in Common Stock granted under Section 10, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

"SUBSIDIARY" for Incentive Stock Options means a current or future "subsidiary corporation" as defined in Section 424 of the Code, and, for other awards, also a limited liability company, partnership or other entity in which the Company controls 50% or more the voting power or equity interests.

"SUCCESSOR CORPORATION" means, in the event of a Corporate Transaction, the surviving corporation, the successor corporation or its parent corporation, as applicable.

"TRIGGER EVENT" means the earliest to occur of (i) the date on which the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act first becomes effective; (ii) July 1, 2005; and (iii) a Corporate Transaction other than a Related Party Transaction.

3.    ADMINISTRATION OF PLAN

The Plan will be administered by the Board and/or one or more committees appointed by, and consisting of two or more members of, the Board (a "Plan Administrator").

Until the effective date of a Qualified IPO, and so long as Microsoft and Accenture each continues to own, directly or indirectly, stock of the Company which possesses at least 20% of the voting power of all outstanding securities of the Company, the committee acting as Plan Administrator (the "Compensation Committee") will be comprised of one Board member designated by Microsoft and one Board member designated by Accenture. If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board will consider in selecting the members of any committee acting as Plan Administrator, with respect to awards granted to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act and
(b) "outside directors" as contemplated by Section 162(m) of the Code or any successor rules or provisions. Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of employees to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members will serve for such terms the Board may determine, subject to removal by the Board at any time. In addition, to the extent consistent with applicable law, the Board may authorize one or more senior executive officers of the Company to grant awards to eligible persons within limits specifically prescribed by the Board, together with such other additional limits as may be prescribed by the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant awards to himself or herself or to any person subject to the reporting requirements of
Section 16 of the Exchange Act.

The Plan Administrator will grant awards, establish the terms and conditions of awards, interpret the Plan, establish any rules and regulations necessary or appropriate for administration of the Plan, and make such other determinations and take such actions as it deems necessary or advisable. This includes changing (with the consent of the award holder) the terms and conditions of any outstanding award and substituting or assuming awards in connection with mergers, reorganizations, separations, or other similar transactions. The Plan Administrator may rely upon the advice and assistance of any individual it deems appropriate in administering the Plan and, as may be permitted by governing state law, delegate authority to an officer(s) of the Company to make awards to certain Employees.

Any determination or action made or taken by the Plan Administrator will be final and binding. No member of a Plan Administrator will be liable for any action or determination taken or made in good faith.

4.    SHARES SUBJECT TO PLAN

Subject to adjustment from time to time as provided in Section 15, the total number of Shares reserved and available for issuance under the Plan will be 30,000,000 shares of Common Stock ("Shares"). The Shares may be authorized, but unissued, or reacquired. Notwithstanding the foregoing, in the event of a recapitalization that occurs at such time as the Common Stock is a "listed security" under the Securities Act and that results in the Common Stock being converted into two classes of voting common stock, all shares reserved and authorized for issuance, and all Shares issued, under the Plan will automatically be converted into the class of common stock that entitles the holder to the lowest number of votes per share, without any change in the per share exercise price for any Shares subject to outstanding or exercised Options.

In addition, (a) any authorized shares of Common Stock not issued or subject to outstanding awards under the Company's Employee Stock Option Plan (the "Employee Plan") on the date on which the initial registration of the Common Stock under
Section 12(b) or 12(g) of the Exchange Act first becomes effective (the "Registration Date") and (b) any shares of Common Stock subject to outstanding awards under the Employee Plan on the Registration Date that cease to be subject to such awards (other than by reason of exercise or payment of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), up to an aggregate maximum of 30,000,000 shares, will cease, as of the Registration Date, to be available for issuance under the Employee Plan, but will be available for issuance under the Plan.

The following Shares will again be available for issuance in connection with future awards under the Plan: (i) any Shares that have been made subject to an award that cease to be subject to the award (other than by reason of exercise or payment of the award to the extent it is exercised for or settled in vested and nonforfeitable Shares); (ii) any Shares issued under the Plan that are repurchased by the Company; and (iii) any shares delivered to the Company as full or partial payment of the exercise price of an Option.

Any Shares issued by the Company in connection with the assumption or substitution of outstanding awards from an acquired entity will not reduce the Shares available for issuance under the Plan.

Notwithstanding the foregoing, the maximum number of Shares that may be issued pursuant to Options intended to qualify as Incentive Stock Options, will be 30,000,000.

Also notwithstanding the foregoing, until the Registration Date, the total number of shares reserved and available for issuance under the Plan will automatically be reduced by the number of Shares issued under the Employee Plan.

5.    ELIGIBILITY

Awards may be granted only to persons employed by the Company or any Subsidiary of the Company and to members of the Board (together, "Employees"). Incentive Stock Options may be granted only to persons employed by the Company or any Subsidiary of the Company. Notwithstanding the foregoing, until the date on which the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act first becomes effective, Awards may be granted only to executive management employees and to members of the Board. For this purpose, an "executive management employee" means an executive who is in charge of a worldwide functional unit or any other executive who performs a similar function or who is in charge of a territorial business unit.

6.    AWARDS

The Plan Administrator will have the authority, in its sole discretion, to determine the type or types of awards to be made under the Plan. Such awards may be Options or Stock Awards. An Option gives an Optionee the right to purchase Shares at a stated price for a specified period of time. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

Each award will be documented in an agreement (an "Agreement") designating, among other terms and conditions, whether an Option is an Incentive Stock Option or a Nonqualified Stock Option. An award will be deemed granted as of the Grant Date. Employees may receive more than one award, and the terms and timing of awards can vary among Employees and from prior awards. Receipt of an award does not entitle an Employee to future awards.

The Company may settle awards through the delivery of Shares, the granting of replacement awards or any combination thereof as the Plan Administrator determines. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator determines. The Plan Administrator may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include

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provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents.

7.    OPTION EXERCISE PRICE

The Plan Administrator will determine the per Share exercise price under each Option which will not be less than 100% of the Fair Market Value of the Shares on the Grant Date with respect to Incentive Stock Options.

In the case of Incentive Stock Options awarded to an Employee who, at the time of the award, owns stock possessing more than ten percent of the voting power of all classes of stock of the Company or its Parent or Subsidiary, the exercise price will be no less than 110% of the Fair Market Value on the Grant Date.

8.    EXERCISE OF OPTIONS

The Agreement will specify the times at which and the conditions under which an Option will become vested and exercisable. Regardless of the terms of the Agreement, the Plan Administrator, in its discretion, may waive, suspend or modify such provisions at any time, including but not limited to modification of the vesting schedule of an award held by an Employee who works less than "full-time," as that term is defined by the Plan Administrator, or is on a leave of absence from the Company or a Subsidiary.

The term of each Option will be fixed by the Plan Administrator or, if not so established, will be ten years from the Grant Date (five years from the Grant Date for Incentive Stock Options awarded to an Employee owning stock possessing more than ten percent of the voting power of all classes of stock of the Company or its Parent or Subsidiary). In no event will an Option be exercisable after it has expired.

The Optionee may pay the exercise price in any combination of cash or check (acceptable to the Plan Administrator), Shares already owned for at least six months (based on the Shares' Fair Market Value on the date the Option is exercised), or in such other manner as the Plan Administrator may establish including broker-assisted cashless exercises. Shares will not be issued until full payment is received, and an Optionee will have no rights as a shareholder under the Option until the Shares have been issued and the Optionee becomes a holder of record.

9.    POST-TERMINATION EXERCISES

Subject to Section 17, the Agreement will specify the extent to which an Option may be exercised following termination of employment or service relationship with the Company or a Subsidiary, if at all. Regardless of the terms of the Agreement, the Plan Administrator, in its discretion, may waive or modify such provisions at any time. An Employee's transfer of employment or service relationship between or among the Company and its Subsidiaries will not be considered a termination of employment for purposes of the Plan.

10.   STOCK AWARDS

The Plan Administrator is authorized to make Stock Awards, which may be awards of Common Stock or awards denominated in units of Common Stock, on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator will determine, in its sole discretion, which terms, conditions and restrictions will be set forth in the Agreement. The terms, conditions and restrictions that the Plan Administrator will have the power to determine will include, without limitation, the manner in which Shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award will occur by reason of termination of the Employee's employment or service relationship with the Company or a Subsidiary.

Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Employee's release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company will release, as soon as practicable, to the Employee or, in the case of the Employee's death, to the personal representative of the Employee's estate or as the appropriate court directs, the appropriate number of Shares.

Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator deems appropriate.

11.   NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE RELATIONSHIP

Receipt of an award under the Plan will not confer upon any award holder the right to continued employment or service relationship at the Company or affect in any way the right of the Company to terminate at will the employment or service relationship of an award holder.

12.   RESTRICTIONS ON TRANSFERABILITY

No award granted under the Plan may be sold, given, transferred, assigned, pledged or otherwise hypothecated in any manner other than back to the Company or by will or the laws of descent and distribution, and any attempted transfer in violation of these prohibitions will be void ab initio. All rights to Options will be exercisable during the Optionee's lifetime only, by the Optionee or the Optionee's guardian or legal representative. To the extent permitted by Section 422 of the Code, the Plan Administrator may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that until the date on which the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act first becomes effective, the Plan Administrator will permit transfers only to "family members" as defined in, and under the circumstances permitted by, Rule 701(c) under the Securities Act.

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13.   CONDITIONS UPON ISSUANCE OF SHARES

Shares will not be issued under an award unless the exercise of such award and the issuance and delivery of such Shares will comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirement of any stock exchange upon which the Shares may then be listed.

14.   TAXES

The Company will have the right to take whatever actions may be necessary to satisfy any tax requirements attributable to any amount paid or Shares delivered under the Plan. Shares withheld or surrendered to satisfy tax withholding will be valued at Fair Market Value on the relevant date and may not exceed the applicable minimum required tax withholding rate unless such Shares have been already owned for at least six months.

15.   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND MERGER

(a) Subject to Section 4, in the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (i) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other corporation or (ii) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator will make proportional adjustments in (A) the maximum number and kind of securities issuable under the Plan and issuable as Incentive Stock Options under the Plan and (B) the number and kind of securities that are subject to any outstanding Option and the per share price of such securities, without any change in the aggregate price to be paid therefor. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction will not be governed by this Section 15(a) but will be governed by Sections 15(b) and 15(c), respectively.

(b) In the event of the proposed dissolution or liquidation of the Company, outstanding Options will terminate immediately prior to the consummation of such proposed action, and Stock Awards subject to a forfeiture provision will be forfeited automatically immediately prior to the consummation of such proposed action, unless otherwise provided by the Plan Administrator. The Plan Administrator may, in the exercise of its discretion, declare that any Option will terminate as of a date fixed by the Plan Administrator and give each Optionee the right to exercise an Option in whole or in part. In addition, the Plan Administrator may provide that any forfeiture provision or Company repurchase right applicable to any award will lapse as to such number of Shares as the Plan Administrator determines, contingent upon the occurrence of the proposed dissolution or liquidation at the time and in the manner contemplated.

(c) Except as otherwise provided in the instrument evidencing the award, in the event of a Corporate Transaction, each Option will be (i) assumed or an equivalent right for the purchase of shares of the capital stock of the Successor

                                       8

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Corporation will be substituted by the Successor Corporation, which option or right will vest in accordance with the same vesting schedule applicable to the Option or (ii) replaced with a cash incentive program of the Successor Corporation that preserves the spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to the Option. The determination of comparability will be made by the Plan Administrator, in its sole discretion. In the event the Successor Corporation does not agree to assume, substitute for or replace the Option, the Options held by an Optionee whose employment or service relationship has not terminated will fully vest and become exercisable, and the Options will terminate if not exercised at or prior to a time established by the Plan Administrator at or following the occurrence of such event. With respect to any other Options outstanding under the Plan, such Options will terminate if not exercised at or prior to such event.

Except as otherwise provided in the instrument evidencing the award, in the event of a Corporate Transaction, the vesting of Shares subject to Stock Awards will accelerate, and the forfeiture provisions to which such Shares are subject will lapse, if and to the same extent that the vesting of outstanding Options accelerates in connection with the Corporate Transaction. If unvested Options are to be assumed, continued, substituted or replaced by a Successor Corporation without acceleration upon the occurrence of a Corporate Transaction, the forfeiture provisions to which such Stock Awards are subject will continue with respect to shares of the Successor Corporation that may be issued in exchange for such shares.

16.   MARKET STANDOFF

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company's initial public offering, a person will not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Shares issued pursuant to an award granted under the Plan without the prior written consent of the Company or its underwriters. Such limitations will be in effect for such period of time as may be requested by the Company or such underwriters and agreed to by the Company's officers and directors with respect to their shares; provided, however, that in no event will such period exceed 180 days. The limitations of this paragraph will in all events terminate two years after the effective date of the Company's initial public offering.

In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company's outstanding Common Stock effected as a class without the Company's receipt of consideration, any new, substituted or additional securities distributed with respect to the Shares issued pursuant to the Plan will be immediately subject to the provisions of this Section 16, to the same extent the purchased shares are at such time covered by such provisions.

17.   TERMINATION OF EMPLOYMENT PRIOR TO A TRIGGER EVENT

Notwithstanding the provisions of Section 9, any portion of an Option that is not vested on the date of termination of the Optionee's employment with the Company or a Subsidiary will expire on such date. Unless otherwise determined by the Plan Administrator, if prior to the occurrence of a Trigger Event an Optionee's employment with the Company or a Subsidiary ceases for any reason other than termination because of the Optionee's Disability or death, then all Options, whether vested or unvested, held by such Optionee will be forfeited upon the date of such termination.

Until the occurrence of a Trigger Event, if an Optionee ceases to be employed by the Company or a Subsidiary because of termination by reason of the Optionee's Disability or death, then any portion of an Option that is vested on the date of termination will become exercisable and will remain exercisable for the period of time specified in the Agreement evidencing the Option. The Company will have the right to repurchase all Shares acquired upon any exercise of the Option (the "Purchased Shares"), at the Fair Market Value of the Purchased Shares on the date of the repurchase from the Optionee and the Optionee will be required to sell the Purchased Shares to the Company; provided, however, that such repurchase right will first become exercisable no earlier than six months and one day following the date the Purchased Shares were acquired by the Optionee and will be exercisable after that date only during a Semi-Annual Exercise Period. The Purchased Shares may not be sold, exchanged, or otherwise transferred in any manner other than to the Company. The terms and conditions of the repurchase obligation will be established by the Plan Administrator.

18.   REPURCHASE RIGHTS FOR UNVESTED SHARES

The Plan Administrator will have the discretion to authorize the issuance of unvested Shares pursuant to the exercise of an Option. Should the Optionee cease to be employed by or provide services to the Company or a Subsidiary, then all Shares issued upon exercise of an Option that are unvested at the time of cessation of employment or service relationship shall be subject to repurchase at the exercise price paid for such Shares. The terms and conditions upon which such repurchase right will be exercisable (including the period and procedure for exercise) will be established by the Plan Administrator and set forth in the agreement evidencing such right.

All the Company's outstanding repurchase rights under this Section 18 are assignable by the Company at any time. Except as otherwise provided in the instrument evidencing the award, in the event of a Corporate Transaction, the Company's repurchase rights will automatically be assigned to the Successor Corporation; provided, however, that such repurchase rights will automatically lapse if and to the same extent that the vesting of outstanding Options accelerates in connection with the Corporate Transaction.

The Plan Administrator will have the discretionary authority, exercisable either before or after the Optionee's cessation of employment or service relationship, to cancel the Company's outstanding repurchase rights with respect to one or more Shares purchased or purchasable by the Optionee under an Option and thereby accelerate the vesting of such Shares in whole or in part at any time.

                                       10

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19.   REPURCHASE, FIRST REFUSAL RIGHTS AND PUT RIGHTS

Notwithstanding any other provision of the Plan or an Agreement, if a Qualified IPO or a Corporate Transaction other than a Related Party Transaction has not occurred on or prior to July 1, 2005, from that date until the date of a Qualified IPO,

(a) all vested Shares issued pursuant to an award granted under the Plan (whether issued before or after cessation of employment) will be subject to repurchase by the Company, at the Company's sole discretion, at the Fair Market Value of such shares on the date of such repurchase;

(b) the Company will have the right of first refusal with respect to any proposed sale or other disposition of any Shares issued pursuant to an award granted under the Plan (whether issued before or after cessation of employment);

(c) the Shares issued pursuant to an award granted under the Plan (whether issued before or after cessation of employment) will be entitled to certain put rights by the Optionee to compel the purchase of the Shares by the Company; and

(d) such repurchase, first refusal and put rights will be exercisable in accordance with the terms and conditions established by the Plan Administrator and set forth in the agreement evidencing such right. Such rights may not be exercised earlier than six months and one day following the date the Shares were acquired by the holder, and may be exercised only during a Semi-Annual Exercise Period.

20.   AMENDMENT AND TERMINATION

The Plan will be effective as of July 31, 2000. It will continue in effect until July 31, 2010, unless terminated before then.

The Plan may be amended, suspended, or terminated in whole or in part at any time and from time to time by the Board. No amendment will be effective unless approved by shareholders of the Company, if the absence of such approval would cause the Plan to fail to comply with Section 422 of the Code, or any other requirement of an applicable law, regulation, or rule.

21.   CONSENT OF OPTIONEE

The amendment or termination of the Plan or the amendment of an outstanding award will not, without the award holder's consent, impair or diminish any rights or obligations under any award theretofore granted to the award holder under the Plan. Any change or adjustment to an outstanding Incentive Stock Option will not, without the consent of the Optionee, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 will not be subject to these restrictions.

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22.   OPTIONEES IN FOREIGN COUNTRIES

The Plan Administrator may adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which Employees live or work to meet the objectives of the Plan.

23.   CHOICE OF LAW

The Plan and all determinations made and actions taken pursuant to the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

24.   APPENDIX PROVISIONS

Participants who are residents of the State of California will be subject to the additional terms and conditions set forth in Appendix A to the Plan until such time as the Common Stock becomes a "listed security" under the Securities ACT.

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                                   APPENDIX A
                               TO THE AVANADE INC.
                            2000 STOCK INCENTIVE PLAN
                         (For California Residents Only)

This Appendix to the Avanade Inc. 2000 Stock Incentive Plan (the "Plan") will have application only to Employees who are residents of the State of California. Capitalized terms contained herein will have the same meanings given to them in the Plan, unless otherwise provided in this Appendix. NOTWITHSTANDING ANY PROVISION CONTAINED IN THE PLAN TO THE CONTRARY AND TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE FOLLOWING TERMS AND CONDITIONS WILL APPLY TO ALL AWARDS GRANTED TO RESIDENTS OF THE STATE OF CALIFORNIA, UNTIL SUCH TIME AS THE COMMON STOCK BECOMES A "LISTED SECURITY" UNDER THE SECURITIES ACT:

1. Nonqualified Stock Options will have an exercise price that is not less than 100% of the Fair Market Value of the Shares at the Grant Date, except that the exercise price will be at least 110% of the Fair Market Value in the case of any Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations.

2. The purchase price for any Stock Awards that may be purchased under the Plan ("Stock Purchase Rights") shall be at least 85% of the Fair Market Value of the Common Stock at the time the Employee is granted the Stock Purchase Right or at the time the purchase is consummated. Notwithstanding the foregoing, the purchase price shall be at least 100% of the Fair Market Value of the Common Stock at the time the Employee is granted the Stock Purchase Right or at the time the purchase is consummated in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations.

3.    Options will have a term of not more than ten years from the Grant Date.

4. Awards will be nontransferable other than by will or the laws of descent and distribution. Notwithstanding the foregoing, and to the extent permitted by
Section 422 of the Code, the Plan Administrator, in its discretion, may permit distribution of an Option to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to "immediate family" as that term is defined in Rule 16a-1(e) of the Exchange Act.

5. Options will become vested and exercisable at the rate of at least 20% per year over five years from the date the Option is granted, subject to reasonable conditions such as continued employment. However, in the case of an Option granted to officers or directors of the Company or any of its affiliates, the Option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company or any of its affiliates.

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6.    Subject to Section 17, unless employment is terminated for cause, the right to exercise an Option in the event of termination of employment, to the extent that the Optionee is otherwise entitled to exercise an Option on the date employment terminates, will be

      a. at least six months from the date of termination of employment if termination was caused by death or disability; and

      b. at least 30 days from the date of termination of employment if termination was caused by other than death or disability;

      c.    but in no event later than the remaining term of the Option.

7. No award may be granted to a resident of California more than ten years after the earlier of the date of adoption of the Plan and the date the Plan is approved by the shareholders.

8. Any award exercised before shareholder approval is obtained will be rescinded if shareholder approval is not obtained within 12 months before or after the Plan is adopted. Such shares will not be counted in determining whether such approval is obtained.

9. The Company will provide annual financial statements of the Company to each California resident holding an outstanding award under the Plan. Such financial statements need not be audited and need not be issued to key employees whose duties at the Company assure them access to equivalent information.

10. Subject to Sections 17 and 19, any right of repurchase on behalf of the Company in the event of an Employee's termination of employment will be at a purchase price that is (a) not less than the Fair Market Value of the Shares upon termination of employment, and the right to repurchase will be exercised for cash or cancellation of purchase money indebtedness for the Shares within 90 days of termination of employment (or in the case of Shares issued upon exercise of Options after the date of termination, within 90 days after the date of the exercise), and the right will terminate when the Company's securities become publicly traded; or (b) at the original purchase price, provided that the right to repurchase at the original purchase price lapses at the rate of at least 20% of the shares per year over five years from the date the Option is granted (without respect to the date the Option was exercised or became exercisable) and the right to repurchase will be exercised for cash or cancellation of purchase money indebtedness for the shares within 90 days of termination of employment (or in the case of securities issued upon exercise of Options after the date of termination, within 90 days after the date of the exercise). In addition to the restrictions set forth in clauses (a) and (b), the securities held by an officer, director or consultant of the Company or an affiliate of the Company may be subject to additional or greater restrictions.

11. Shares of common stock and similar equity securities should normally carry equal voting rights on all matters where such vote is permitted by applicable law.

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